AMENDMENT TO BYLAWS
OF
RICOR GENERATION INC.
(a Delaware corporation)

Pursuant to the provisions of the General Corporation law of the State of Delaware and the Bylaws of Ricor Generation Inc., a Delaware corporation (the "***Company***") and the Certificate of Incorporation of the Company (the "***Certificate***"), the Bylaws of the Company as currently in effect are hereby amended as follows:

1. Prior to the effectiveness of this Amendment, the name of the Company, as reflected in its Bylaws (the "***Bylaws***"), has been "Ricor Generation Inc." Upon the filing of that certain Certificate of Amendment to the Certificate dated as of even date herewith, the name of the Company will be changed to "Qnergy Inc."

2. The Bylaws are hereby amended to reflect the change of the name of the Company from "Ricor Generation Inc." to "Qnergy Inc."

3. This Amendment was approved by unanimous written consent of the Company's Board of Directors and the written consent of holders of a majority of the Company's outstanding capital stock, voting together as a single class on an as-converted basis.

IN WITNESS WHEREOF, this Amendment is hereby executed, effective as of December 25 2013.

Ricor Generation Inc.
(which is changing its name hereby to Qnergy Inc.)

Erez Harel, Secretary and Treasurer